Exhibit 99.1
For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch	312.595.9123

The Female Health Company
Reports First Quarter Operating Results

Unit sales and Revenue hit new records

Operating Income Rises 541% On 136% Revenue Increase

FY 2012 First Quarter Highlights:
●	Unit sales increase 150% over prior-year quarter
●	Net revenues rise 136% to $8.6 million vs. $3.7 million
●	Gross profit margin improves to 58% vs. 55%
●	Operating income increases 541% to $2.8 million vs. $0.4 million
●	Net income of $2.7 million vs. $0.4 million Q1 of FY2011

CHICAGO, January 31, 2012 - The Female Health Company (NASDAQ-CM: FHCO -News), which manufactures and markets the FC2 Female Condom, today reported its operating results for the first quarter of FY2012. The Company will host an investor conference call today at 11:00 a.m. Eastern Time to discuss these operating results and other topics of interest (see details below).

For the three months ended December 31, 2011, unit sales set a new record and increased 150% over the first quarter of FY2011. Net revenues established a new record and increased 136% to $8.6 million, compared with $3.7 million in the three months ended December 31, 2010.

O. B. Parrish, Chairman and CEO stated that “I am pleased with the Company’s outstanding performance for the quarter.  The Company believes the recent orders and record unit sales for the first quarter are indicative of the increasing long-term demand for FC2 as governments, public health agencies, donor groups and women’s advocacy organizations seek increased access to effective prevention for women in the global battle against HIV/AIDS and other sexually transmitted infections (STI’s). This is a reflection of the fact that HIV/AIDS is now the leading cause of death worldwide among women between 15 and 44 years of age.”

Cost of sales increased 121% to $3.6 million in the first quarter of FY2012, compared with $1.6 million in the first quarter of FY2011. Gross profit increased 149% to $5.0 million, or 58% of net revenues, in the most recent quarter, compared with $2.0 million, or 55% of net revenues, in the first quarter of FY2011.

Operating expenses for the quarter ended December 31, 2011 increased 41% to $2.2 million when compared with operating expenses of $1.6 million in the first quarter of FY2011. The increase was primarily due to the accrual for fiscal year-end incentive payments based on expected achievement of performance goals relating to the Company’s unit sales and operating income.

Operating income increased 541% to $2.8 million in the three months ended December 31, 2011, compared with $0.4 million in the prior-year quarter. The increase reflects significantly increased gross profit resulting from higher unit sales, somewhat offset by higher operating expenses.

The Company reported net income of $2.7 million, or $0.09 per diluted share, in the first quarter of FY2012, which represented an increase of 588% when compared with net income of $0.4 million, or $0.01 per diluted share, in the first quarter of FY2011. The Company recorded a modest currency loss of $0.05 million in the most recent quarter, versus, currency loss of $0.03 million in the corresponding period of the previous fiscal year.

During the first quarter the Company generated positive cash flow from operations, paid a dividend of $0.05 per share and remained debt free.

In November 2011, the Company received an order from the Republic of South Africa (“RSA”) Department of Health for 5 million units of FC2 female condoms for delivery as soon as possible. Shipments against the RSA order commenced in December, 2011.  In December 2011, the Company received an order from the United Nations Population Fund (“UNFPA”) for 20 million units for Brazil. Shipments against the UNFPA order are expected to begin late in the second quarter of FY2012 and be completed during the balance of FY2012.

Parrish stated “As noted in previous press releases, timing issues regarding the receipt and shipment of large orders can significantly impact the Company’s operating results, positively or negatively, illustrating the difficulty of providing specific revenue and operating earnings guidance. In the future, management intends to provide general comments each quarter regarding the Company’s outlook, based upon information available at the time. Regarding the outlook for Fiscal 2012, we believe it is good and that revenue and operating earnings for the year will improve significantly from Fiscal 2011,” concluded Parrish.

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern Time, today, January 31, 2012, to discuss its first quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international participants dial 412-317-6716) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. EST. A replay of the call will be available one hour after the call through 9:00 a.m. EST on Tuesday, February 14, 2012 by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference ID 10008925.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 120 other countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., the European Union, Canada, Australia, South Africa, Japan, The People's Republic of China, Spain, Mexico, Greece, Turkey and by the African Regional Intellectual Property Organization (ARIPO), which includes Botswana, The Gambia, Ghana, Kenya, Lesotho, Malawi, Mozambique, Namibia, Sierra Leone, Somalia, Sudan, Swaziland, Uganda, United Republic of Tanzania, Zambia and Zimbabwe.  FC2 patent applications are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding the timing of shipments by the Company under the orders from Brazil and the RSA, underlying demand for FC2, the outlook for FY 2012 and the continuation of cash dividends in future periods.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2011.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	December 31, 2011	September 30, 2011
Cash	$4,661,095	$4,249,324
Certificate of deposit	-	63,875
Restricted cash	4,476	4,526
Accounts receivable, net	4,792,251	2,305,473
Inventory	1,202,097	2,026,528
Prepaid expenses and other current assets	211,787	297,267
Deferred income taxes	800,000	800,000
Total current assets	11,671,706	9,746,993

Other non-current assets	117,830	116,360
Net property, plant & equipment	1,964,613	1,979,438
Deferred income taxes	7,600,000	7,600,000
Total assets	$21,354,149	$19,442,791

Accounts payable	$955,695	$1,076,994
Dividend payable	1,410,229	20,600
Accrued expenses and other current liabilities	699,467	825,991
Accrued compensation	861,331	369,825
Total current liabilities	3,926,722	2,293,410

Deferred rent	181,247	101,133
Deferred grant income	101,273	107,481
Deferred income taxes	188,804	188,177
Total liabilities	4,398,046	2,690,201

Total stockholders’ equity	16,956,103	16,752,590
Total liabilities and stockholders' equity	$21,354,149	$19,442,791

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Three Months Ended December 31,
	2011	2010
Net revenues	$8,634,442	$3,651,368

Cost of sales	3,618,298	1,634,450

Gross profit	5,016,144	2,016,918

Selling, general and administrative	2,232,864	1,582,931

Operating income	2,783,280	433,987

Interest, net and other income	355	717
Foreign currency transaction loss	(52,306)	(30,906)

Income before income taxes	2,731,329	403,798

Income tax expense	71,385	17,130
Net income	2,659,944	386,668

Net income per basic common share outstanding	$0.10	$0.01

Basic weighted average common shares outstanding	27,480,011	27,245,560

Net income per diluted common share outstanding	$0.09	$0.01

Diluted weighted average common shares outstanding	28,883,710	28,997,497